EXHIBIT 99.1

ePlus Welcomes Renée Bergeron as New Member
to Board of Directors

HERNDON, VA – October 17, 2022 – ePlus inc. (NASDAQ NGS: PLUS – news) today announced that Renée Bergeron, Chief Operating Officer of AppDirect, has been appointed as a member of its Board of Directors. Ms. Bergeron will fill a newly-created board seat as an independent director.

“Renée is a proven industry leader with significant experience across many of our strategic focus areas, such as security, cloud and services,” said Mark Marron CEO and president of ePlus. “She brings a strong knowledge base that will help us achieve our vision of being the most customer-centric, service-driven partner of choice, providing enhanced value and unparalleled expertise to our customers. We’re delighted to add her expertise to our Board and are confident that her contributions will make our company even stronger.”

“ePlus’ track record of consistent returns, steady growth, constant evolution and proven expertise are appealing and compelling,” said Ms. Bergeron. “As the industry continues to evolve rapidly, I believe that ePlus will continue to lead the way in helping its customers navigate a new era, and I’m excited to be a part of that.”

“In my role as Nominating and Corporate Governance Chair for the ePlus Board, I take pride in recommending candidates who enhance our collective diversity with regard to background, thought, experience and skill,” said Eric D. Hovde, member of the ePlus Board of Directors since 2006. “I am pleased to welcome Ms. Bergeron to the ePlus Board and look forward to working with her to support ePlus’ continued market leadership.”

Renée Bergeron serves as Chief Operating Officer of AppDirect, and a member of the global AppDirect Executive team. In this role she provides AppDirect leadership and strategic vision, and oversees technical support, customer operations, and customer success on a global basis. She leads operations of one of the leading B2B commerce platforms for selling, buying, and managing recurring technology services. Prior to joining AppDirect, she held positions as senior vice president of the global cloud division at Ingram Micro and led the IT Services Solutions business at Fujitsu America.
She holds a Bachelor of Science degree in computer science from Sherbrooke University in Sherbrooke Canada, and a master’s degree from McGill University in Montreal, Canada.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a full set of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, data center, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus’ more than 1,500 associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with offices in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Twitter, Facebook, and Instagram.  ePlus, Where Technology Means More®.

ePlus®, Where Technology Means More®, and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies, products, and services mentioned herein may be the trademarks of their respective owners.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150